UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 1, 2010

ORBITZ WORLDWIDE, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-33599	20-5337455
(Commission File Number)	(I.R.S. Employer Identification No.)
500 W. Madison Street, Suite 1000, Chicago, Illinois	60661
(Address of Principal Executive Offices)	(Zip Code)

(312) 894-5000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     Refer to Item 1.02 below.

Item 1.02. Termination of a Material Definitive Agreement.

    As disclosed in Orbitz Worldwide, Inc.’s (the “Company”) initial Form 8-K, on November 1, 2010, American Airlines, Inc. (“AA”) notified Orbitz Worldwide, LLC, a wholly-owned subsidiary of the Company and direct parent of Orbitz, LLC (“Orbitz”), of its election to terminate the Second Amended and Restated Airline Charter Associate Agreement, dated December 2003, between AA and Orbitz (the “Charter Associate Agreement”), the Supplier Link Agreement that it entered into with Orbitz in February 2004 and the Company’s authority to ticket AA flights on its Orbitz.com and Orbitz for Business websites. These terminations were effective in December 2010.

     The Charter Associate Agreement set forth the terms under which Orbitz could offer air travel on behalf of AA to consumers and required AA to provide the Company with agreed upon transaction payments when consumers booked this travel. The Charter Associate Agreement also provided Orbitz with nondiscriminatory access to seat availability for published fares as well as marketing and promotional support. In exchange for this information and support, the Company paid AA a portion of the global distribution system (“GDS”) fees that the Company received from the GDS for AA transactions booked on the Orbitz.com and Orbitz for Business websites. The Supplier Link Agreement established a direct link between Orbitz.com and AA’s internal reservation systems and required that Orbitz book certain airline tickets through that direct link rather than through a GDS. In return, AA paid Orbitz a per ticket fee.

     On June 1, 2011, the Illinois Circuit Court of Cook County ruled in favor of Travelport, LP’s request for injunctive relief against AA in Travelport, LP v. American Airlines, Inc. The consequence of this ruling was that the Charter Associate Agreement, the Supplier Link Agreement and the Company’s ticketing authority were immediately reinstated, and AA was prohibited from terminating such agreements and the Company’s ticketing authority while the Travelport, LP v. American Airlines, Inc. litigation is pending.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORBITZ WORLDWIDE, INC.

Dated:	June 6, 2011	By:	/s/ James P. Shaughnessy
			Name:	James P. Shaughnessy
			Title:	Senior Vice President, Chief Administrative Officer and General Counsel